UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 21, 2012

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 440, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 252-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation or removal of directors other than as a result of disagreement or removal for cause.

The Board of Directors of Verastem, Inc. (the “Company”) accepted the resignations of Stephen Kraus, on November 21, 2012, and Ansbert Gadicke, M.D., on November 26, 2012, from their positions as members of the Company’s Board of Directors.

(d) Election of Director.

November 26, 2012, the Board of Directors of the Company unanimously voted to elect Alison Lawton, 51, and Michael Kauffman, M.D., Ph.D., 49, as directors of the Company. Ms. Lawton is expected to serve as a member of the Company’s Nominating and Corporate Governance Committee. Mr. Kauffman is expected to serve as a member of the Company’s Compensation Committee.

In connection with their election as directors, Ms. Lawton and Mr. Kauffman each received a stock option grant of 25,000 shares of the Company’s common stock. Consistent with the Company’s director compensation policy, Ms. Lawton and Mr. Kauffman will be eligible to receive certain annual cash retainer fees and an annual stock option grant of 12,500 shares of common stock.  Ms. Lawton and Mr. Kauffman entered into customary indemnification agreements with the Company.

A press release announcing Ms. Lawton’s and Mr. Kauffman’s appointment is filed as Exhibit 99.1 hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: November 26, 2012	By:	/s/ Paul Brannelly
Paul Brannelly
Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Verastem, Inc. on November 26, 2012